Exhibit 4.30

EXECUTION VERSION

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, is entered into as of May 31, 2016 (this “Agreement”), by and between Alibaba Group Holding Limited, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”), and SB China Holdings Pte Ltd, a company incorporated in Singapore and having its registered office at 80 Robinson Road #02-00, Singapore 068898, acting through its branch in the United Kingdom named as SB China Holdings Pte Ltd UK (the “Seller”) and shareholder of the Company, for the purchase and sale of ordinary shares, par value US$0.000025 per share, of the Company (“Company Ordinary Shares”).

WHEREAS, SoftBank Group Corp. (“SBG”), the controlling shareholder of Seller, and its affiliates currently holds Company Ordinary Shares;

WHEREAS, SBG and certain of its affiliates, including West Raptor Holdings LLC, an indirect subsidiary of SBG, intend to enter into a series of agreements in connection with the sale of certain Mandatory Exchangeable Trust Securities subject to exchange into American Depositary Shares, each currently representing one Company Ordinary Share, through a trust entity established for that purpose, in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “MES Offering”);

WHEREAS, the Seller desires to sell to the Company, in conjunction with the MES Offering, and the Company desires to purchase from the Seller, the Sale Shares (as defined in Section 1.1 below) upon the terms and subject to the conditions of this Agreement (the “Share Purchase”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF SHARES

Section 1.1            Purchase. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Seller will sell, assign, transfer, convey and deliver, or cause the sale, assignment, transfer, conveyance and delivery, to the Company, and the Company will purchase, acquire and accept from the Seller, free and clear of all pledges, liens, adverse claims, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) (other than Liens created by the Company or imposed by applicable securities laws), the number of Company Ordinary Shares (the “Sale Shares”), equal to the quotient of USD2,000,000,000 divided by the Per Share Purchase Price, rounded down to the nearest whole share, in exchange for an aggregate payment in cash (US dollars) equal to the number of Sale Shares multiplied by the Per Share Purchase Price (such amount, the “Purchase Price”), without interest, deduction or withholding. The “Per Share Purchase Price” shall equal the greater of (x)

$70 and (y) the lower of (i) $74 and (ii) a 3% discount to the closing price of the American Depositary Shares of the Company on the day of pricing of the MES Offering, without interest, deduction or withholding.

Section 1.2            Closing. The closing of the Share Purchase (the “Closing”) will take place at the offices of Sullivan & Cromwell LLP, Sullivan & Cromwell LLP, Otemachi First Square, 5-1 Otemachi 1-chome, Chiyoda-ku, Tokyo, 100-0004, Japan, The Closing will take place at noon, New York Time on the closing date of the MES Offering, or such other date and time as the parties may mutually agree, subject to the satisfaction or waiver of all conditions set forth in Section 1.3. The date on which the Closing occurs is referred to herein as the “Closing Date”. At the Closing:

(a)         the Seller will deliver or cause to be delivered to the Company all right, title and interest in and to the Sale Shares by delivering to Maples Fund Services (Cayman) Limited (the “Registrar”): (i) an executed Share Transfer Certificate in the form set out in Exhibit A hereto in respect of the Sale Shares, and (ii) all share certificates (if any) in respect of the Sale Shares; together with all documentation reasonably necessary to transfer to the Company all right, title and interest in and to the Sale Shares free and clear of all Liens (other than Liens created by the Company or imposed by applicable securities laws), and

(b)         (i) the Company will pay to the Seller the Purchase Price in cash by wire transfer of immediately available funds in U.S. Dollars in accordance with the wire transfer instructions to be provided prior to the Closing Date, and (ii) the Company will acknowledge the transfer contemplated by this Section 1.2 and will update its Register of Members to record the Share Purchase.

Section 1.3            Conditions.

(a)         The obligations of each party to consummate the Share Purchase and to effectuate the Closing are subject to the closing of the MES Offering and the delivery to the initial purchasers of the securities purchased in the MES Offering.

(b)         The obligations of the Company to consummate the Share Purchase and to effectuate the Closing are subject to the conditions that (i) the representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date, and (ii) that Seller shall have delivered to the Company resolutions of the board of directors of SBG (or a committee thereof) approving the Share Purchase and the MES Offering.

(c)          The obligations of Seller to consummate the Share Purchase and to effectuate the Closing are subject to the conditions that (i) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made on and as of the Closing Date, and (ii) that the Company shall have delivered to the Seller resolutions of the board of directors of the Company (or a committee thereof) approving the Share Purchase.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby makes the following representations and warranties to the Company, each of which is true and correct on the date hereof and the Closing Date:

Section 2.1        Power; Authorization; Enforceability.

(a)         The Seller is duly organized and validly existing under the Laws of the jurisdiction in which it is organized.

(b)         The Seller has all requisite corporate (or similar) power and authority to execute and deliver this Agreement and to consummate the Share Purchase. The execution and delivery by the Seller of this Agreement and the consummation by it of the Share Purchase have been duly authorized by all necessary corporate (or similar) action on the part of the Seller. The Seller has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

Section 2.2            No Conflicts; No Consents.

(a)         The execution and delivery by the Seller of this Agreement does not, and the consummation of the Share Purchase and compliance with the terms hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets (including the Sale Shares) of the Seller under, any provision of (i) the organizational documents of the Seller, (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other binding instrument (a “Contract”) to which the Seller is a party or by which any of its properties or assets (including the Sale Shares) is bound or (iii) subject to the filings and other matters referred to in Section 2.2(b), any judgment, order, injunction or decree (a “Judgment”) or statute, law, ordinance, rule or regulation (including any rule or regulation of any self-regulatory organization) (a “Law”) applicable to the Seller or its properties or assets (including the Sale Shares), other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Sale Shares or on the ability of the Seller to perform its obligations under this Agreement.

(b)         No consent, approval, license, permit, order or authorization (a “Consent”) of, or registration, declaration or filing with, or permit from, any federal, state, provincial, local or other government, domestic or foreign, or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to the Seller in connection with the execution, delivery and performance of this Agreement by the Seller or performance by the Seller of the transactions contemplated hereby, other than (i) the filing with the Securities and Exchange Commission (the “SEC”) of such reports relating to changes in beneficial ownership under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) as may be required in connection with the transactions contemplated by this Agreement, (ii) the filing with the Tokyo Stock Exchange (the “TSE”) of a release relating to the Share Purchase as required under the Securities Listing Regulations of the TSE and (iii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement.

Section 2.3            Title to Sale Shares. The Seller is the beneficial and the sole record owner of and has good and valid title to the Sale Shares, and upon the reflecting of the Company as the owner of the Sale Shares in the Register, against payment made pursuant to this Agreement, good and valid title to the Sale Shares, free and clear of any Liens (other than Liens created by the Company or imposed by applicable securities laws), will pass to the Company.

Section 2.4            Receipt of Information. Seller has received all the information it considers necessary or appropriate for deciding whether to dispose of the Sale Shares. It has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the Company’s purchase of the Sale Shares and the business and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. It has not received, or is not relying on, any representations or warranties from the Company, other than as provided herein.

Section 2.5            Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Share Purchase based upon arrangements made by or on behalf of the Seller, in each case for which the Company may become liable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties to the Seller, each of which is true and correct on the date hereof and the Closing Date:

Section 3.1            Power; Authorization; Enforceability.

(a)         The Company is duly organized and validly existing under the Laws of the jurisdiction in which it is organized.

(b)         The Company has all requisite corporate (or similar) power and authority to execute and deliver this Agreement and to consummate the Share Purchase. The execution and delivery by the Company of this Agreement and the consummation by it of the Share Purchase have been duly authorized by all necessary corporate (or similar) action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Seller, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether considered in a proceeding at law or in equity).

Section 3.2            No Conflicts; No Consents.

(a)         The execution and delivery by the Company of this Agreement does not, and the consummation of the Share Purchase and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, any provision of (i) the organizational documents of the Company, (ii) any Contract to which the Company is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.2(b), any Judgment or Law applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

(b)         No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company in connection with the execution, delivery and performance of this Agreement by the Company or performance by the Company of the transactions contemplated hereby, other than (i) the filing with the SEC of such reports under the Exchange Act as may be required in connection with the transactions contemplated by this Agreement and (ii) such other items that the failure of which to obtain or make would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the ability of the Company to perform its obligations under this Agreement.

Section 3.3            Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Share Purchase based upon arrangements made by or on behalf of the Company or any of its affiliates, securityholders, directors, officers, or agents, in each case for which the Seller may become liable.

ARTICLE IV

TAX MATTERS

Section 4.1            Tax Matters.

(a)         The Seller shall indemnify, defend and hold harmless the Company and its affiliates from (i) any tax liabilities or tax withholding liabilities imposed under PRC Tax Laws upon the Company or its affiliates by any PRC Tax Authority, together with any interest, surcharges, additions or penalties with respect thereto and any interest in respect of such surcharges, additions or penalties and (ii) any claims, actions, causes of action, demands, audits, investigations, appeals, hearings, protests, assessments, losses, damages, liabilities, judgments, settlements, penalties, costs and expenses (including reasonable attorneys’ fees and expenses) asserted against, imposed upon or incurred by the Company or its affiliates relating thereto, in each case of (i) and (ii) as a result of the sale of the Sale Shares to the Company pursuant to this Agreement (“Transfer Tax” and collectively, “Transfer Taxes”). For the avoidance of doubt, Transfer Taxes does not include any taxes that are imposed on income or gain that arises, or any event that occurs, subsequent to Buyer’s purchase of the Sale Shares under this Agreement.

(b)         The Company shall not pay any amounts that would obligate the Seller to reimburse the Company pursuant to Section 4.1(a) unless (i) the Company receives a written notice of assessment from any PRC Tax Authority assessing a Transfer Tax on any of the transactions contemplated by this Agreement, in which case the Company shall pay to the PRC Tax Authority the amount of the Transfer Tax or (ii) the Seller consents to such payment.

(c)          The Company shall promptly (and in any event no more than one (1) Business Day following the Company’s receipt thereof) (x) notify the Seller in writing of any notification or other communication relating to any Tax Contest (or any matter in connection therewith) received by the Company and (y) forward to the Seller copies of all notices and communications with any party relating to any such matter.

(d)         The Company shall provide Seller with any information reasonably requested by Seller in connection with any Transfer Taxes for which the Company is indemnified pursuant to Section 4.1(a).

(e)          The Company shall not voluntarily make any disclosure or report or provide any information to any PRC Tax Authority or other PRC governmental authority relating to any of the transactions contemplated by this Agreement. In the event that the Company is required to provide any such disclosure, report or information, the Company shall, to the extent commercially reasonable, use reasonable efforts to cooperate with any reasonable request of the Seller in responding to such request and shall in good faith take into account the views of Seller in so responding.

(f)          The Company shall, at the Seller’s expense, reasonably cooperate with the Seller (and any Affiliate of the Seller) in providing information as may be necessary or useful with respect to any Tax Contest in a timely manner.

(g)          For purposes of this Article IV:

(i)            “Indirect Transfer Guidance” means the SAT Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non Resident Enterprises (关于非居民企业间接转让财产企业所得税若干问题的公告) (Announcement [2015] No. 7).

(ii)           “PRC” means the People’s Republic of China (excluding, for purposes of this Agreement, Hong Kong, Macau and Taiwan).

(iii)          “PRC Tax Authority” means the SAT and any tax authority at the provincial (autonomous regions, municipality directly under the Central Government) level, at the prefecture (city divided into districts, autonomous prefecture, league) level, and at the county (city, banner) level in the PRC.

(iv)          “PRC Tax Laws” means tax liabilities imposed under the Indirect Transfer Guidance or the Enterprise Income Tax Law of the PRC.

(v)           “SAT” means the State Administration of Taxation of the PRC (国家税务总局) (or any successor agency).

(vi)          “Tax Contest” means any claim, potential claim, request for information, inquiry, audit or other action or proceeding, or contemplated action or proceeding, brought by any governmental entity that relates to or could result in any Transfer Taxes for which Seller would have indemnification obligations hereunder.

ARTICLE V

MISCELLANEOUS PROVISIONS

Section 5.1            Notice. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery by hand, by facsimile transmittal, by registered or certified mail (postage prepaid, return receipt requested) or delivery by an internationally known overnight courier to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company, to:

Alibaba Group Holding Limited
c/o Alibaba Group Services Limited
26/F Tower One, Times Square
1 Matheson Street, Causeway Bay
Hong Kong
Attention: Timothy A. Steinert, Esq.
Facsimile: +852 2215-5200

with a copy to:

Simpson Thacher & Bartlett 35/F ICBC Tower
3 Garden Road, Central
Hong Kong
Attention: Daniel Fertig
Facsimile: +852 2689-7694

(b)	if to the Seller, to:

SB China Holdings Pte Ltd UK
2nd Floor, Room 288, Berkeley Square House
Berkeley Square, London W1J 6BD
United Kingdom
Attention: Branch Manager
Email:

with a copy (which shall be required to constitute notice) to:

SoftBank Group
1 Circle Star Way
4th Floor
San Carlos, CA 94070
USA
Attention: General Counsel
Email: legal@softbank.com

with a copy to:

Sullivan & Cromwell LLP
1870 Embarcadero Road
Palo Alto, California 94303
Attention: John L. Savva and Sarah P. Payne
Facsimile: (650) 461-5700

Section 5.2            Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Person” means any individual, firm, corporation, partnership, limited partnership, company, limited liability company, trust, joint venture, association, Governmental Entity, unincorporated organization, syndicate or other entity, foreign or domestic.

“Transfer” means to directly or indirectly transfer, sell, encumber, hypothecate, assign or otherwise dispose of the Sale Shares.

Section 5.3            Interpretation. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any terms used in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. Unless the context requires otherwise (i) any definition of or reference to any Contract, instrument or other document or any Law herein shall be construed as referring to such Contract, instrument or other document or Law as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof and (iv) all references herein to Articles and Sections shall be construed to refer to Articles and Sections of this Agreement unless otherwise noted. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 5.4            Expenses. In connection with the Share Purchase, Seller shall reimburse the Company for reasonable fees and expenses of outside counsel or other professional advisors of the Company, if any, that the Company may engage to advise it in connection with the Share Purchase.

Section 5.5            Assignment; Binding Agreement. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of each of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.6            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each of the other parties. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 5.7            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of laws principles thereof.

Section 5.8            Specific Enforcement; Jurisdiction and Service of Process; Waiver of Immunity.

(a)         The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions of this Agreement in each case in any court referred to in this Section 5.8(b), without proof of damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the parties hereto acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and, without such right, none of the parties hereto would have entered into this Agreement. As used herein, “Action” means any action, claim, charge, complaint, inquiry, investigation, examination, hearing, petition, suit, arbitration, mediation or other proceeding, in each case before any Governmental Entity, in law or in equity.

(b)         Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of any United States Federal or New York State court located in the Borough of Manhattan, The City of New York, and in each case all appellate courts presiding over such courts, for the purpose of any Action arising out of or relating to this Agreement or the actions of the Seller or the Company in the negotiation, administration, performance and enforcement thereof, and each of the parties hereby irrevocably agrees that all claims with respect to such Action may be heard and determined exclusively in any such court. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the courts referred to above in the event any Action arises out of this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any Action relating to this Agreement in any court other than the courts referred to above. Notwithstanding the foregoing, the parties hereto agree that a final trial court judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.

(c)          Prior to Closing, the Company will irrevocably appoint Corporation Service Company (the “Company Process Agent”) as its agent upon whom process may be served in any Action relating to this Agreement. The Company Process Agent has agreed to act as such agent for service of process and Company agrees to take any and all action that may be necessary to continue such appointment in full force and effect as aforesaid. The Company further agrees that service of process upon the Company Process Agent and written notice of said service to the Company shall be deemed in every respect effective service of process upon the Company in any such Action. Nothing herein shall affect the right of the Seller to serve process in any other manner permitted by law. The provisions of this Section 5.8(c) are intended to be effective upon the execution of this Agreement without any further action by the Company and the introduction of a true copy of this Agreement into evidence shall be conclusive and final evidence as to such matters.

(d)         Prior to Closing, Seller will irrevocably appoint Corporation Service Company (the “Seller Process Agent”) as its agent upon whom process may be served in any Action relating to this Agreement. The Seller Process Agent has agreed to act as such agent for service of process and Seller agrees to take any and all action that may be necessary to continue such appointment in full force and effect as aforesaid. The Seller further agrees that service of process upon the Seller Process Agent and written notice of said service to the Seller shall be deemed in every respect effective service of process upon the Seller in any such Action. Nothing herein shall affect the right of the Company to serve process in any other manner permitted by law. The provisions of this Section 5.8(d) are intended to be effective upon the execution of this Agreement without any further action by the Seller and the introduction of a true copy of this Agreement into evidence shall be conclusive and final evidence as to such matters.

(e)          With respect to any Action related to this Agreement, each of the Company and the Seller irrevocably waives, to the fullest extent permitted by applicable Law, all immunity (whether on the basis of state immunity, sovereign immunity, act of state or otherwise) from jurisdiction, suit, judgment, proceedings, service of process, attachment (both before and after judgment) and execution to which it might otherwise be entitled in any other court of competent jurisdiction, and will not raise or claim or cause to be pleaded, or permit to be raised, claimed or pleaded on its behalf, any such immunity at or in respect of any such Action, including, any immunity pursuant to the U.S. Foreign Sovereign Immunities Act of 1976, as amended.

Section 5.9            No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any Person other than the parties to this Agreement and such successors and permitted assigns.

Section 5.10          Amendments; Waivers. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by each of the parties hereto. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 5.11          Further Assurances. Subject to the terms and conditions of this Agreement, each party hereto shall use its commercially reasonable efforts to do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the Share Purchase.

Section 5.12          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 5.13          Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any Action, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 5.13.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the Seller and the Company have duly executed this Agreement, all as of the date first written above.

Alibaba Group Holding Limited, as the Company

By:	/s/ Joseph C. Tsai
	Name:	Joseph C. Tsai
	Title:	Executive Vice Chairman

Signature Page to Share Purchase Agreement

SB China Holdings Pte Ltd, acting through its branch in the United Kingdom named as
SB China Holdings Pte Ltd UK, as the Seller

By:	/s/ Sarah Taylor
	Name:	Sarah Taylor
	Title:	Authorised Signatory

Signature Page to Share Purchase Agreement

Exhibit A

Share Transfer Certificate

FOR VALUE RECEIVED,

we, SB China Holdings Pte Ltd (transferor) hereby sell, assign and transfer unto Alibaba Group Holding Limited (transferee) of G.P.O. Box 14, Hong Kong (address) [Number of Shares] (number of Shares) Ordinary Shares of Alibaba Group Holding Limited (company name)

Dated this day of , .

Signed by the Transferor:	In the presence of:

For and on behalf of	Witness